Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Balanced Fund	Morgan Stanley	01/21/10	Morgan Stanley	ING Bank NV
ING Balanced Fund	Lukoil Int. Finance BV	10/29/09	Greenwich Capital	ING Capital LLC